LANDRY’S RESTAURANTS, INC. ANNOUNCES EXTENSION OF CASH TENDER OFFERS FOR ITS OUTSTANDING 9.5%
AND 7.5% SENIOR NOTES DUE 2014

(Houston, TX January 30, 2009) – Landry’s Restaurants, Inc. (“Landry’s”; NYSE: LNY) announced today that it has extended the expiration dates of the previously announced cash tender offers and consent solicitations for its outstanding 9.5% Senior Notes due 2014 (CUSIP No. 51508LAC7) (the “9.5% Notes”) and 7.5% Senior Notes due 2014 (CUSIP Nos. 51508LAA1 and 51508LAB9) (the “7.5% Notes” and, together with the 9.5% Notes, the “Notes”). The tender offers and consent solicitations will now expire at 5:00 p.m., New York City time, on February 5, 2009, unless terminated or further extended.

As of 5:00 p.m., New York City time, on January 29, 2009, tenders and consents had been received with respect to $392,148,000 aggregate principal amount of the 9.5% Notes, representing approximately 99.1% of the outstanding 9.5% Notes, and $3,386,000 aggregate principal amount of the 7.5% Notes, representing approximately 78.1% of the outstanding 7.5% Notes.

Landry’s previously announced that it had executed supplemental indentures with U.S. Bank National Association, as Trustee, containing the proposed amendments to the indentures for the Notes. Accordingly, tendered Notes may no longer be withdrawn and consents provided may no longer be revoked, unless the tender offers are terminated by Landry’s without any Notes being purchased thereunder. The supplemental indentures will become operative on the payment date for the Notes.

The information agent for the tender offers is Innisfree M&A Incorporated. The tender agent for the tender offers is U.S. Bank National Association. Questions regarding the tender offers and consent solicitations and requests for copies of each Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Innisfree M&A Incorporated, telephone number (888) 750-5834 (toll free) and (212) 750-5833 (call collect).

This announcement is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the Notes or any new securities. Each tender offer and consent solicitation is made solely by means of an Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated December 23, 2008, as supplemented by the supplements thereto dated January 7, 2009 and January 29, 2009.

The Company is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House, and the Signature Group of restaurants. The Company is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casino in Las Vegas and Laughlin, Nevada.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby.  Readers are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the Company’s inability to consummate the notes offering and the amendment and restatement of its bank credit facility or to obtain alternative financing to pay off its existing debt; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.  The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Steven L. Scheinthal Executive Vice President and General Counsel (713) 850-1010 Rick H. Liem Executive Vice President and CFO (713) 850-1010